Amendment No. 1

Dated August 2, 2018† to the

PRICING SUPPLEMENT

Dated July 27, 2018

Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-204908

(To Prospectus dated April 29, 2016,

Index Supplement dated April 29, 2016 and

Product Supplement dated March 28, 2018)

UBS AG $16,110,000 Bearish Barrier Market Linked Notes with Daily Barrier Observation
Linked to the S&P 500® Index due September 30, 2020

Investment Description

UBS AG Bearish Barrier Market Linked Notes with Daily Barrier Observation (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the performance of the S&P 500® Index (the “underlying asset”). The amount you receive at maturity will be based on the performance of the underlying asset over the term of the Notes. If (i) a barrier event has occurred during the observation period, meaning that the closing level of the underlying asset on any trading day during the observation period is less than the lower barrier or (ii) the closing level of the underlying asset on the final valuation date is equal to greater than the initial level, UBS will pay you an amount in cash per Note at maturity equal to the principal amount plus a return equal to the conditional return. If a barrier event has not occurred during the observation period and the closing level of the underlying asset on the final valuation date is less than the initial level, UBS will pay you an amount in cash per Note at maturity equal to the principal amount plus a return equal to the absolute value of the “underlying return”, which is the percentage change in the closing level of the underlying asset from the trade date to the final valuation date. Investing in the Notes involves significant risks. The Notes do not pay interest and your return on the Notes is limited to 2% if a barrier event occurs during the observation period or if the closing level of the underlying asset on the final valuation date is equal to or greater than the initial level. If a barrier event does not occur during the observation period and the closing level of the underlying asset on the final valuation date is less than the initial level, your return on the Notes is limited to 37.05% due to the inclusion of the lower barrier. The repayment of principal applies only if the Notes are held to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features
❑	Conditional Return at Maturity if a Barrier Event Occurs or if the Closing Level of the Underlying Asset on the Final Valuation Date is Equal To or Greater Than the Initial Level: If a barrier event has occurred during the observation period or if the closing level of the underlying asset on the final valuation date is equal to or greater than the initial level, UBS will pay you an amount in cash per Note at maturity equal to the principal amount plus a return equal to the conditional return.
❑	Bearish Growth Potential if a Barrier Event Does Not Occur: If a barrier event has not occurred during the observation period and the closing level of the underlying asset on the final valuation date is less than the initial level, UBS will pay you an amount in cash per Note at maturity equal to the principal amount plus a return equal to the absolute value of the underlying return, which is equal to the absolute value of the percentage change in the closing level of the underlying asset from the trade date to the final valuation date.
❑	Repayment of Principal: If you hold the Notes to maturity, you will receive at least your entire principal amount regardless of the performance of the underlying asset, subject to the creditworthiness of UBS.

Key Dates
Trade Date	July 27, 2018
Settlement Date	July 31, 2018
Final Valuation Date*	September 28, 2020
Maturity Date*	September 30, 2020
*	Subject to postponement in the event of a market disruption event, as described in the Market-Linked Securities product supplement.

Notice to investors: the Notes are riskier than conventional debt instruments. The issuer will not make interest payments. You should not purchase the Notes if you do not understand or are not comfortable with the risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 4 and under “Risk Factors” beginning on page PS-9 in the accompanying product supplement before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on your Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

These terms relate to the Bearish Barrier Market Linked Notes with Daily Barrier Observation linked to the S&P 500® Index. The return on the Notes is subject to, and will not exceed, the maximum payment at maturity per Note, as limited by the lower barrier.

Underlying Asset	Bloomberg Ticker	Initial Level	Lower Barrier	Conditional Return	CUSIP	ISIN
S&P 500® Index	SPX	2,818.82	1,774.45, which is equal to the initial level minus 37.05% of the initial level	2%	90270KSY6	US90270KSY63

The estimated initial value of the Notes as of the trade date is $973.00. The estimated initial value of the Notes was determined as of the close of the relevant markets on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 4 and 5 herein.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms specified in the accompanying product supplement relating to the Notes, dated March 28, 2018, the index supplement, the accompanying prospectus and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document, the accompanying product supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the S&P 500® Index	$16,110,000.00	$1,000.00	$322,200.00	$20.00	$15,787,800.00	$980.00

UBS Financial Services Inc.	UBS Investment Bank

†This amended pricing supplement supersedes in its entirety the related pricing supplement dated July 27, 2018. We refer to this amended pricing supplement as the pricing supplement.

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for various securities we may offer, including the Notes), with the Securities and Exchange Commission (the “SEC”), for the Notes to which this document relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Market-Linked Securities product supplement dated March 28, 2018: https://www.sec.gov/Archives/edgar/data/1114446/000091412118000545/ub36815252-424b2.htm
♦	Index supplement dated April 29, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516569883/d163530d424b2.htm
♦	Prospectus dated April 29, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516569341/d161008d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to “Notes” refer to the Barrier Absolute Return Market Linked Notes with Daily Barrier Observation that are offered hereby, unless the context otherwise requires. Also, references to the “accompanying product supplement” mean the UBS product supplement, dated March 28, 2018, references to the “index supplement” mean the UBS index supplement, dated April 29, 2016 and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated April 29, 2016.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

This amended and restated pricing supplement amends, restates and supersedes the pricing supplement related hereto dated July 27, 2018 in its entirety.

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Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the underlying asset and the risks inherent in an investment in the Notes, including the risk of receiving a return at maturity that may be equal to, or substantially less than, the conditional return.
♦	You do not seek current income from your investment.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar or exceed fluctuations in the level of the underlying asset and the possibility of losing some or all of your principal amount if you sell the Notes prior to maturity.
♦	You believe that the closing level of the underlying asset will not be less than the lower barrier on any trading day during the observation period and the final level will be less than the initial level and understand and are willing to accept that you will benefit from the absolute value of the underlying return only if a barrier event does not occur during the observation period and the final level is less than the initial level.
♦	You understand and accept that your potential return is limited by the lower barrier if a barrier event does not occur during the observation period and the final level is less than the initial level. Conversely, you understand and accept that your potential return is limited by the conditional return if a barrier event occurs during the observation period or if the final level is equal to or greater than the initial level.
♦	You are willing to invest in the Notes based on the conditional return and the lower barrier indicated on the cover hereof.
♦	You understand and are willing to accept the risks associated with the underlying asset.
♦	You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the underlying asset and the risks inherent in an investment in the Notes, including the risk of receiving a return at maturity that may be equal to, or substantially less than, the conditional return.
♦	You seek current income from your investment.
♦	You believe that the closing level of the underlying asset on any trading day during the observation period will decrease to a level below the lower barrier.
♦	You believe that the final level of the underlying asset will approach or exceed the initial level of the underlying asset.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar or exceed fluctuations in the level of the underlying asset or the possibility of losing some or all of your principal amount if you sell the Notes prior to maturity.
♦	You do not fully understand or are unwilling to accept that you will benefit from the absolute value of the underlying return only if a barrier event does not occur during the observation period and the final level is less than the initial level.
♦

You believe that the closing level of the underlying asset over the term of the Notes will be less than the lower barrier, that the final level of the underlying asset will approach or exceed the initial level of the underlying asset or you seek an investment that has unlimited return potential without a cap on appreciation.

♦	You are unwilling to invest in the Notes based on the conditional return or the lower barrier indicated on the cover hereof.
♦	You do not understand or are not willing to accept the risks associated with the underlying asset.
♦	You are unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Asset” herein for more information on the underlying asset. You should also review “Key Risks” herein and the more detailed “Risk Factors” in the accompanying product supplement for risks related to an investment in the Notes.

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Final Terms

Issuer	UBS AG London Branch
Principal Amount	$1,000 per Note
Term	Approximately 26 months.
Underlying Asset	S&P 500® Index
Payment at Maturity	If a barrier event has occurred during the observation period, irrespective of the final level, UBS will pay you an amount in cash per Note on the maturity date equal to:
$1,000 × (1 + Conditional Return)

If a barrier event has not occurred during the observation period and the final level is equal to or greater than the initial level, UBS will pay you an amount in cash per Note on the maturity date equal to:

$1,000 × (1 + Conditional Return)

If a barrier event has not occurred during the observation period and the final level is less than the initial level, UBS will pay you an amount in cash per Note on the maturity date equal to:

$1,000 × (1 + absolute value of the Underlying Return)

Because the lower barrier is equal to the initial level minus 37.05% of the initial level, the maximum payment at maturity is $1,370.50 per Note and your maximum return is limited to 37.05%.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Barrier Event	A barrier event will occur if the closing level of the underlying asset is less than the lower barrier on any trading day during the observation period.
Lower Barrier(1)	A level of the underlying asset equal to the Initial Level minus 37.05% of the Initial Level, as indicated on the cover hereof.
Maximum Payment at Maturity per Note	$1,370.50, which is based on the lower barrier.
Conditional Return	2%
Underlying Return

The quotient, expressed as a percentage, of the following formula:

Final Level − Initial Level
Initial Level

If a barrier event has not occurred during the term of the notes and the final level is less than the initial level, your payment at maturity will be based on the absolute value of the underlying return. For example, if the above quotient is -5%, the absolute value of the underlying return will be equal to 5%.

Initial Level(1)	The closing level of the underlying asset on the trade date, as indicated on the cover hereof.
Final Level(1)	The closing level of the underlying asset on the final valuation date.
Observation Period

Each day from but excluding the trade date to and including the final valuation date. The observation period is a valuation period for purposes of the market disruption event provisions in the accompanying product supplement.

(1) As determined by the calculation agent and as may be adjusted as described under “General Terms of the Securities — Discontinuance of or Adjustments to an Underlying Index; Alteration of Method of Calculation”, as described in the accompanying product supplement.

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Investment Timeline

Trade Date	The initial level is observed and the final terms of the Notes are set.
¯
Each Trading Day During the Observation Period	The closing level of the underlying asset is observed.
¯
Maturity Date

The final level is observed on the final valuation date and the absolute value of the underlying return is calculated.

If a barrier event has occurred during the observation period, irrespective of the final level, UBS will pay you an amount in cash per Note on the maturity date equal to:

$1,000 × (1 + Conditional Return)

If a barrier event has not occurred during the observation period and the final level is equal to or greater than the initial level, UBS will pay you an amount in cash per Note on the maturity date equal to:

$1,000 × (1 + Conditional Return)

If a barrier event has not occurred during the observation period and the final level is less than the initial level, UBS will pay you an amount in cash per Note on the maturity date equal to:

$1,000 × (1 + absolute value of the Underlying Return)

Investing in the Notes involves significant risks. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

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Key Risks

An investment in the Notes involves risks. Some of the key risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	The stated payout from the issuer applies only at maturity — You should be willing to hold your Notes to maturity. The stated payout by the issuer is available only if you hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment irrespective of the performance of the underlying asset.
♦	Your potential return on the Notes is limited to the maximum payment at maturity per Note — The return potential of the Notes is limited and in no event will the payment at maturity exceed the maximum payment at maturity per Note. If a barrier event occurs on any trading day during the observation period or the final level is equal to or greater than the initial level, you will receive a cash payment at maturity equal to the principal amount of your Notes plus the conditional return. Therefore, if a barrier event has occurred during the observation period or the final level is greater than the initial level, you will not benefit from any changes in the level of the underlying asset.
♦	If a barrier event occurs during the observation period, you will receive the principal amount of your Notes plus the conditional return, even if the final level is less than the initial level — If a barrier event occurs during the observation period, you will receive an amount in cash at maturity equal to the principal amount of your Notes plus a return equal to the conditional return, even if the final level is less than the initial level. Therefore, if a barrier event occurs at any point during the term of the Notes, you will not benefit from any absolute value of the underlying return and your return on the Notes will be limited to the conditional return.
♦	If the final level is equal to or greater than the initial level, you will receive the principal amount of your Notes plus the conditional return, even if a barrier event has not occurred during the observation period — Even if a barrier event has not occurred during the observation period, if the final level is equal to or greater than the initial level, you will receive an amount in cash at maturity equal to the principal amount of your Notes plus a return equal to the conditional return. Therefore, the Notes are designed for investors who believe that a barrier event will not occur during the observation period and that the final level of the underlying asset will be less than the initial level.
♦	Bearish exposure to the underlying asset – Unlike a hypothetical direct investment in the underlying asset or the stocks comprising the underlying asset (the “underlying equity constituents”), which would be positively correlated to the return of the underlying asset or underlying equity constituents, your return on the Notes will be limited to the conditional return if the final level is equal to or greater than the initial level. Your return on the Notes will be maximized if the level of the underlying asset declines during the term of the Notes so long as a barrier event does not occur during the observation period.
♦	The probability that a barrier event will occur during the observation period or that the final level will be equal to or greater than the initial level will depend on the volatility of the underlying asset — The economic terms for the Notes, including the conditional return and lower barrier, are based, in part, on the expected volatility of the underlying asset at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of the underlying asset. The greater the expected volatility of the underlying asset as of the trade date, the higher the expectation is as of that date that a barrier event will occur during the observation period or that the final level will be equal to or greater than the initial level. The volatility of the underlying asset can change significantly over the term of the Notes. The level of the underlying asset could rise or fall sharply, which could result in a barrier event occurring during the observation period or the final level being equal to or greater than the initial level. You should be willing to accept the potential to lose any downside participation in the underlying asset at maturity.
♦	No interest payments — UBS will not pay any interest with respect to the Notes.
♦	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.
♦	Market risk — The return on the Notes, is directly linked to the performance of the underlying asset and indirectly linked to the performance of the underlying equity constituents, and will depend on whether a barrier event occurs during the observation period and if a barrier event does not occur during the observation period, whether the underlying return is positive or negative. The level of the underlying asset can rise or fall sharply due to factors specific to the underlying equity constituents, such as stock price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions.
♦	Fair value considerations.
♦	The issue price you pay for the Notes exceeds their estimated initial value — The issue price you pay for the Notes exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of any underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Notes by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables,

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including the level and volatility of the underlying asset, any expected dividends on the underlying equity constituents, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. Any underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date is less than the issue price you pay for the Notes.
♦	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to pricing the Notes on the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.
♦	Limited or no secondary market and secondary market price considerations.
♦	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Notes will develop. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements —For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of any underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
♦	Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the level of the underlying asset; the volatility of the underlying asset and its underlying equity constituents; any dividends paid on the underlying equity constituents; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the availability of comparable instruments; the creditworthiness of UBS; the then current bid-ask spread for the Notes. These and other factors are unpredictable and interrelated and may offset or magnify each other.
♦	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of any underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

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♦	Owning the Notes is not the same as owning the underlying equity constituents and the absolute return feature is not the same as taking a short position directly in the underlying equity constituents— The return on your Notes may not reflect the return you would realize if you actually owned the underlying equity constituents. For instance, because of the lower barrier, you will not benefit from any absolute value of the underlying return that exceeds the maximum payment at maturity per Note or any positive underlying return that exceeds the conditional return. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions paid on the underlying equity constituents during the term of the Notes, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Notes. In addition, as an owner of the Notes, you will not have voting rights or any other rights that a holder of the underlying equity constituents may have. Further, even if the underlying return is negative and the final level is equal to or greater than the lower barrier, the return on the Notes will not reflect the return you would realize if you actually took a short position directly in the underlying equity constituents. For example, to maintain a short position in an underlying equity constituent, you would have to pay dividend payments (if any) to the entity that lends you the underlying equity constituent for your short sale, and you could receive certain interest payments (the short interest rebate) from the lender.
♦	There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether the level of the underlying asset will rise or fall and no there can be no assurance that a barrier event will not occur during the observation period or that the final level will be less than the initial level. Even if a barrier event does not occur during the observation period and the final level is less than the initial level, the absolute value of the underlying return may not result in a return on the Notes in excess of the conditional return. The level of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuers of the underlying equity constituents (the “underlying constituent issuers”). You should be willing to accept the risks of owning equities in general and the underlying equity constituents in particular.
♦	The underlying asset reflects price return, not total return — The return on your Notes is based on the performance of the underlying asset, which reflects the changes in the market prices of the underlying equity constituents. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends or distributions paid on the underlying equity constituents. The return on your Notes will not include such a total return feature or dividend component.
♦	Changes affecting the underlying asset could have an adverse effect on the value of the Notes — The policies of the sponsor of the underlying asset, as specified under “Information About the Underlying Asset” (the “index sponsor”), concerning additions, deletions and substitutions of the underlying equity constituents and the manner in which the index sponsor takes account of certain changes affecting those underlying equity constituents may adversely affect the level of the underlying asset. The policies of the index sponsor with respect to the calculation of the underlying asset could also adversely affect the level of the underlying asset. The index sponsor may discontinue or suspend calculation or dissemination of the underlying asset. Any such actions could have an adverse effect on the value of the Notes.
♦	UBS cannot control actions by the index sponsor and the index sponsor has no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying asset. The index sponsor is not involved in the Notes offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of, or the amounts payable on, your Notes.
♦	Potential UBS impact on price — Trading or transactions by UBS and/or its affiliates in the underlying equity constituents, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying asset or any underlying equity constituent may adversely affect the performance and, therefore, the market value of, and the amount payable at maturity on the Notes.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with any underlying constituent issuer, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent can postpone the determination of the terms of the Notes on the trade date and the closing level on any trading day during the observation period (including the final valuation date), if a market disruption event occurs and is continuing on that day. As UBS determines the economic terms of the Notes, including the conditional return and lower barrier, and such terms include any underwriting discount, hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay a total underwriting compensation in an amount equal to any underwriting discount listed on the cover hereof per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying asset to which the Notes are linked.

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♦	The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.
♦	Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Notes — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is over-indebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Notes, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Notes. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What are the Tax Consequences of the Notes” herein and “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement.

7

Hypothetical Examples and Return Table of the Notes at Maturity

The below examples and table are based on hypothetical terms. The actual terms are indicated on the cover hereof.

The examples and table below illustrate the payment at maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of analysis):

Term:	Approximately 26 months
Initial Level:	2,700
Conditional Return:	2.00%
Lower Barrier:	Initial Level minus 32.85% of the Initial Level
Maximum Payment Amount	$1,328.50 per Note

Example 1 — A barrier event has occurred during the observation period and the underlying return is 20%.

Because a barrier event has occurred during the observation period, UBS will pay you an amount in cash per Note at maturity equal to the principal amount plus a return equal to the conditional return, calculated as follows:

$1,000 x (1 + 2.00%)

= $1,020 per Note (a 2.00% total return).

Though the level of the underlying asset has appreciated from the initial level to the final level, you will not benefit from any appreciation in the level of the underlying asset at all and your return is limited to the conditional return.

Example 2— A barrier event has occurred during the observation period and the underlying return is -30%.

Because a barrier event has occurred during the observation period, UBS will pay you an amount in cash per Note at maturity equal to the principal amount plus a return equal to the conditional return, calculated as follows:

$1,000 x (1 + 2.00%)

= $1,020 per Note (a 2.00% total return).

Though the level of the underlying asset has depreciated from the initial level to the final level and the final level is equal to or greater than the lower barrier, you will not benefit from any decline in the level of the underlying asset at all and your return is limited to the conditional return.

Example 3— A barrier event has occurred during the observation period and the underlying return is -5%.

Because a barrier event has occurred during the observation period, UBS will pay you an amount in cash per Note at maturity equal to the principal amount plus a return equal to the conditional return, calculated as follows:

$1,000 x (1 + 2.00%)

= $1,020 per Note (a 2.00% total return).

Though the final level of the underlying asset has depreciated relative to the initial level and the final level is equal to or greater than the lower barrier, you will not benefit from any decline in the level of the underlying asset at all and your return is limited to the conditional return.

Example 4— A barrier event does not occur during the observation period and the underlying return is -1%.

Because no barrier event has occurred during the observation period and the final level of the underlying asset has depreciated relative to the initial level, UBS will pay you an amount in cash per Note at maturity equal to the principal amount plus a return equal to the absolute value of the underlying return, calculated as follows:

$1,000 x (1 + |-1.00%|)

= $1,010 per Note (a 1.00% total return).

Though no barrier event has occurred during the observation period and the final level of the underlying asset has depreciated relative to the initial level, because the absolute value of the underlying return is less than the conditional return, your return is less than it would have been if a barrier event occurred during the observation period and or if the final level was equal to or greater than the initial level.

Example 5 — A barrier event does not occur during the observation period and the underlying return is -30%.

Because no barrier event has occurred during the observation period and the final level of the underlying asset as depreciated relative to the initial level, UBS will pay you an amount in cash per Note at maturity equal to the principal amount plus a return equal to the absolute value of the underlying return, calculated as follows:

$1,000 x (1 + |-30.00%|)

= $1,300 per Note (a 30.00% total return).

Because the level of the underlying asset has declined from the initial level to the final level and no barrier event has occurred during the observation period, you will receive a return equal to the absolute value of the underlying return.

Example 6 — A barrier event does not occur during the observation period and the underlying return is 10%.

Though no barrier event has occurred during the observation period, because the final level is equal to or greater than the initial level, UBS will pay you an amount in cash per Note at maturity equal to the principal amount plus a return equal to the conditional return, calculated as follows:

$1,000 x (1 + 2.00%)

= $1,020 per Note (a 2.00% total return).

Though no barrier event has occurred during the observation period, because the final level is equal to or greater than the initial level, your return is equal the conditional return, which is less than the underlying return.

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Table 1: A barrier event occurs during the observation period.

Absolute Value of the Underlying Return	Payment at Maturity	Total Return per Note at Maturity
40.00%	$1,020.00	2.00%
30.00%	$1,020.00	2.00%
20.00%	$1,020.00	2.00%
10.00%	$1,020.00	2.00%
5.00%	$1,020.00	2.00%
0.00%	$1,020.00	2.00%
-5.00%	$1,020.00	2.00%
-10.00%	$1,020.00	2.00%
-20.00%	$1,020.00	2.00%
-30.00%	$1,020.00	2.00%
-40.00%	$1,020.00	2.00%
-50.00%	$1,020.00	2.00%
-60.00%	$1,020.00	2.00%
-70.00%	$1,020.00	2.00%
-80.00%	$1,020.00	2.00%
-90.00%	$1,020.00	2.00%
-100.00%	$1,020.00	2.00%

Table 2: A barrier event does not occur during the observation period.

Absolute Value of the Underlying Return	Payment at Maturity	Total Return per Note at Maturity
20.00%	$1,020.00	2.00%
15.00%	$1,020.00	2.00%
10.00%	$1,020.00	2.00%
5.00%	$1,020.00	2.00%
2.00%	$1,020.00	2.00%
1.00%	$1,020.00	2.00%
0.00%	$1,020.00	2.00%
-5.00%	$1,050.00	5.00%
-10.00%	$1,100.00	10.00%
-15.00%	$1,150.00	15.00%
-20.00%	$1,200.00	20.00%
-25.00%	$1,250.00	25.00%
-30.00%	$1,300.00	30.00%
-32.85%	$1,328.50	32.85%

9

Information About the Underlying Asset

All disclosures contained in this document regarding the underlying asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset. You should make your own investigation into the underlying asset.

Included on the following pages is a brief description of the underlying asset. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly closing high and quarterly closing low for the underlying asset. We obtained the closing level information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying asset as an indication of future performance.

S&P 500® Index

We have derived all information regarding the S&P 500® Index (“SPX”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (its “index sponsor” or “S&P Dow Jones”).

SPX is published by S&P Dow Jones, but S&P Dow Jones has no obligation to continue to publish SPX, and may discontinue publication of SPX at any time. SPX is determined, comprised and calculated by S&P Dow Jones without regard to the Notes.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of SPX is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Eleven main groups of companies comprise SPX, with the percentage weight of each group in the index as a whole as of June 29, 2018 as follows: Information Technology (26.0%), Health Care (14.1%), Financials (13.8%), Consumer Discretionary (12.9%), Industrials (9.5%), Consumer Staples (7.0%), Energy (6.3%), Real Estate (2.9%), Utilities (2.9%), Materials (2.6%) and Telecommunication Services (2.0%). On November 15, 2017, the index sponsor announced that effective September 28, 2018 it will broaden the current Telecommunication Services Sector and rename it Communication Services. The renamed Sector will include the existing telecommunication companies, as well as companies selected from the Consumer Discretionary Sector currently classified under the Media Industry Group and the Internet & Direct Marketing Retail Sub-Industry, along with select companies currently classified in the Information Technology Sector. Effective March 10, 2017, company additions to the underlying asset should have an unadjusted company market capitalization of $6.1 billion or more (an increase from the previous requirement of an unadjusted company market capitalization of $5.3 billion or more).

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to SPX.

Historical Information

The following table sets forth the quarterly high and low closing levels for the S&P 500® Index, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the S&P 500® Index on July 27, 2018 was 2,818.82. Past performance of the S&P 500® Index is not indicative of the future performance of the S&P 500® Index.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	1,878.04	1,741.89	1,872.34
4/1/2014	6/30/2014	1,962.87	1,815.69	1,960.23
7/1/2014	9/30/2014	2,011.36	1,909.57	1,972.29
10/1/2014	12/31/2014	2,090.57	1,862.49	2,058.90
1/1/2015	3/31/2015	2,117.39	1,992.67	2,067.89
4/1/2015	6/30/2015	2,130.82	2,057.64	2,063.11
7/1/2015	9/30/2015	2,128.28	1,867.61	1,920.03
10/1/2015	12/31/2015	2,109.79	1,923.82	2,043.94
1/1/2016	3/31/2016	2,063.95	1,829.08	2,059.74
4/1/2016	6/30/2016	2,119.12	2,000.54	2,098.86
7/1/2016	9/30/2016	2,190.15	2,088.55	2,168.27
10/1/2016	12/31/2016	2,271.72	2,085.18	2,238.83
1/1/2017	3/31/2017	2,395.96	2,257.83	2,362.72
4/1/2017	6/30/2017	2,453.46	2,328.95	2,423.41
7/1/2017	9/30/2017	2,519.36	2,409.75	2,519.36
10/1/2017	12/31/2017	2,690.16	2,529.12	2,673.61
1/1/2018	3/31/2018	2,872.87	2,581.00	2,640.87
4/1/2018	6/30/2018	2,786.85	2,581.88	2,718.37
7/1/2018	7/27/2018*	2,846.07	2,713.22	2,818.82
*	The above table includes data only through this date. Accordingly, the “Quarterly Closing High”, “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

10

The graph below illustrates the performance of the S&P 500® Index from January 1, 2008 through July 27, 2018, based on information from Bloomberg. The dotted blue line represents the initial level of 2,818.82 and the dotted green line represents the lower barrier of 1,774.45, which is equal to the initial level minus 37.05% of the initial level. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

11

What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Tax Consequences” in the accompanying product supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”) and final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

Additionally, the discussion herein and in the accompanying product supplement does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

U.S. Tax Treatment. Your Notes will be treated as contingent payment debt instruments (“CPDI”) subject to taxation under the “noncontingent bond method”. If your Notes are so treated, you should generally, for each accrual period, accrue original issue discount (“OID”) equal to the product of (i) the “comparable yield” (adjusted for the length of the accrual period) and (ii) the “adjusted issue price” of the Notes at the beginning of the accrual period. This amount is ratably allocated to each day in the accrual period and is includible as ordinary interest income by a U.S. holder for each day in the accrual period on which the U.S. holder holds the CPDI, whether or not the amount of any payment is fixed or determinable in the taxable year. Thus, the noncontingent bond method will result in recognition of income prior to the receipt of cash.

In general, the comparable yield of a CPDI is equal to the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the CPDI, including the level of subordination, term, timing of payments, and general market conditions. In general, because similar fixed rate debt instruments issued by us are traded at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the benchmark rate on the issue date and the spread.

As the Notes have only a single contingent payment at maturity, the adjusted issue price of each Note at the beginning of each accrual period is equal to the issue price of the Note plus the amount of OID previously includible in the gross income of the U.S. holder in respect of prior accrual periods.

In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule. The projected payment schedule includes the projected amounts for each contingent payment to be made under the CPDI that are adjusted to produce the comparable yield. We have determined that the comparable yield for the Notes is equal to 3.43% per annum, compounded semi-annually, with a projected payment at maturity of $1,076.50 based on an investment of $1,000.

Based on this comparable yield, if you are an initial holder that holds a Note until maturity and you calculate your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary interest income from the Note, not taking into account any positive or negative adjustments you may be required to take into account based on actual payments on such Note:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 Note)	Total Interest Deemed to Have Accrued From Original Issue Date (per $1,000 Note) as of End of Accrual Period
July 31, 2018 through December 31, 2018	$14.29	$14.29
January 1, 2019 through December 31, 2019	$35.09	$49.38
January 1, 2020 through September 30, 2020	$27.12	$76.50

A U.S. holder of the Notes is required to use our projected payment schedule to determine its interest accruals and adjustments, unless such holder determines that our projected payment schedule is unreasonable, in which case such holder must disclose its own projected payment schedule in connection with its U.S. federal income tax return and the reason(s) why it is not using our projected payment schedule. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual contingent amount(s) that we will pay on a Note.

If the actual amounts of contingent payments are different from the amounts reflected in the projected payment schedule, a U.S. holder is required to make adjustments in its OID accruals under the noncontingent bond method described above when those amounts are paid. Accordingly, an adjustment arising from the contingent payment made at maturity that is greater than the assumed amount of such payment is referred to as a “positive adjustment”; such adjustment arising from the contingent payment at maturity that is less than the assumed amount of such payment is referred to as a “negative adjustment”. Any positive adjustment for a taxable year is treated as additional OID income of the U.S. holder. Any net negative adjustment reduces any OID on the Note for the taxable year that would otherwise accrue. Any excess is then treated as a current-year ordinary loss to the U.S. holder to the extent of OID accrued in prior years. If a barrier event occurs during the observation period more than six months prior to the maturity date, then an adjustment, which may be positive or negative, will be required upon the occurrence of such barrier event. Subsequently, you should be required to accrue income based on the adjusted issue price and the known amounts to be paid at maturity. You should consult your tax advisor concerning such adjustments and subsequent accruals upon the occurrence of a barrier event during the observation period.

12

In general, a U.S. holder’s basis in a CPDI is increased by the projected contingent payments accrued by such holder under the projected payment schedule (as determined without regard to adjustments made to reflect differences between actual and projected payments) and the projected amount of any contingent payments previously made. Gain on the taxable disposition of a CPDI generally is treated as ordinary income. Loss, on the other hand, is treated as ordinary loss only to the extent of the U.S. holder’s prior net OID inclusions (i.e., reduced by the total net negative adjustments previously allowed to the U.S. holder as an ordinary loss) and capital loss to the extent in excess thereof. However, the deductibility of a capital loss realized on the taxable disposition of a Note is subject to limitations. Under the rules governing CPDI, special rules would apply to a person who purchases Notes at a price other than the adjusted issue price as determined for tax purposes.

A U.S. holder that purchases a Note for an amount other than the public offering price of the Note will be required to adjust its OID inclusions to account for the difference. These adjustments will affect the U.S. holder’s basis in the Note. Reports to U.S. holders may not include these adjustments. U.S. holders that purchase Notes at other than the issue price to public should consult their tax advisor regarding these adjustments.

Prospective investors should consult their tax advisor with respect to the application of the CPDI provisions to the Notes.

Based on certain factual representations received from us, our counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that your Notes should be treated in the manner described above.

Alternative Characterizations. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above. In particular, the IRS might assert that the Notes should be treated as deemed to be redeemed and reissued on any rebalancing of the underlying asset or rollover of, or change to, the underlying equity constituents.

Medicare Tax on Net Investment Income. U.S. holders that are individuals or estates and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be), that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your foreign status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 871(m) of the Code discussed below, gain from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018.

Based on our determination that the Notes are not “delta-one” with respect to the underlying asset, our counsel is of the opinion that the Notes should not be delta one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Notes. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying asset, the underlying equity constituents or your Notes, and following such occurrence your Notes could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the underlying asset, the underlying equity constituents or the Notes. If you enter, or have entered, into other transactions in respect of the underlying asset, the underlying equity constituents or the Notes should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. -source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

13

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). If withholding is required, we (and/or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisor about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

As mentioned above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the Notes cause payments with respect to the Notes to become subject to withholding tax, we (or the applicable withholding agent) will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws, including the portfolio interest rule, to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

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Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase, all of the Notes at the issue price to the public less any underwriting discount indicated on the cover hereof. UBS Securities LLC has agreed to resell all of the Notes to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover hereof.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” herein.

Prohibition of Sales to EEA Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

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Validity of the Notes

In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the issuer, when the Notes offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors' rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated June 20, 2017 filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K on June 20, 2017. In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated June 15, 2015 filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K on June 15, 2015.

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